Free Writing Prospectus No. 703 Registration Statement No. 333-156423 Dated March 9, 2011 Filed Pursuant to Rule 433

Morgan Stanley Contingent Real Return Performance Securities
Linked to the S&P 500® Index and the U.S. Consumer Price Index due March 31, 2016
Investment Description
Morgan Stanley Contingent Real Return Performance Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by Morgan Stanley linked to the performance of (i) the S&P 500® Index (the “S&P 500”) and (ii) the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers (the “CPI”). “Contingent Real Return” refers to the potential to receive a return on the Securities based on the CPI return at maturity instead of a return based on the S&P 500 return, as described herein; investors will not receive a return based on the S&P 500 return that is also adjusted for inflation.  If the final S&P 500 level is greater than or equal to the trigger level, Morgan Stanley will repay your principal amount at maturity plus pay a return equal to the greater of: (a) the S&P 500 return, (b) the CPI return and (c) zero (if the S&P 500 and CPI returns are both negative).  However, if the final S&P 500 level is less than the trigger level on the final valuation date, Morgan Stanley will repay less than the full principal amount at maturity, if anything, resulting in a loss that is proportionate to the negative S&P 500 return (which will be at least a 40% to 48% loss on your investment depending on the trigger level). In this case, you will not benefit from any exposure to the CPI return, even if the CPI return is positive or is greater than the S&P 500 return. Investing in the Securities involves significant risks. The Securities do not pay interest, and you may lose some or all of your principal amount. The trigger level is relevant only at maturity; if you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the S&P 500 is above the trigger level at the time of sale. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Morgan Stanley. If Morgan Stanley were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates*
❑ S&P 500 Exposure With Potential CPI Return: At maturity, the Securities provide exposure to the S&P 500 with the potential to instead receive an inflation-linked return if the CPI increases by more than the S&P 500 during the term of the Securities. However, if the S&P 500 return is negative, and is less than the trigger level on the final valuation date, investors will be exposed to the full negative return of the S&P 500 at maturity and will not benefit from any CPI return.

❑ Contingent Downside Market Exposure: If the S&P 500 return is negative, but the final S&P 500 level is greater than or equal to the trigger level on the final valuation date, Morgan Stanley will repay at least the full principal amount at maturity. However, if the final S&P 500 level is less than the trigger level, Morgan Stanley will repay less than the full principal amount at maturity, if anything, resulting in a loss on your investment that is proportionate to the negative S&P 500 return (which will be at least 40% to 48% depending on the trigger level). In this case, you will not benefit from any exposure to the CPI return.  Any payment on the Securities is subject to the creditworthiness of Morgan Stanley.
Trade Date Settlement Date Final Valuation Date** Maturity Date**	March 28, 2011 March 31, 2011 March 28, 2016 March 31, 2016

*  Expected. See page 4 for additional details.

** Subject to postponement in the event of a market disruption event. See “Postponement of Final Valuation Date and Maturity Date” under “Additional Terms of the Securities.”

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF ANY PRINCIPAL AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE S&P 500® INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF MORGAN STANLEY.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 BEFORE PURCHASING ANY SECURITIES.  EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.  YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT.

Security Offering
This free writing prospectus relates to Contingent Real Return Performance Securities linked to (i) the S&P 500® Index and (ii) the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers.  The Securities are offered at a minimum investment of $1,000, or 100 Securities at $10.00 per Security, and integral multiples of $10.00 in excess thereof.  The initial S&P 500 level and trigger level will each be determined on the trade date.

S&P 500 Bloomberg Symbol(1)	Initial S&P 500 Level	CPI Bloomberg Symbol	Initial CPI Level	Trigger Level	CUSIP	ISIN
SPX	•	CPURNSA	219.179	52% to 60% of the Initial S&P 500 Level (to be determined on the trade date)	61747WAH2	US61747WAH25
(1)
S&P 500 Bloomberg symbol is being provided for reference purposes only.  The initial S&P 500 level and the final S&P 500 level will be determined as set forth under “Additional Terms of the Securities—Some Definitions––closing level” in this free writing prospectus.

See “Additional Information about Morgan Stanley and the Securities” on page 2. The Securities will have the terms specified in the accompanying prospectus and prospectus supplement and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
	Issue Price to Public(1)	Underwriting Discount(1)(2)	Proceeds to Morgan Stanley
Per Security	$10.00	$0.35	$9.65
Total	$•	$•	$•

(1)	UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. Incorporated, the agent, a fixed sales commission of 3.5% for each Security it sells.
(2)	For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 20 of this free writing prospectus.

The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly-owned subsidiary.  See “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 20 of this free writing prospectus.

UBS Financial Services Inc.	Morgan Stanley

Additional Information about Morgan Stanley and the Securities

Morgan Stanley has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus supplement and prospectus on the SEC Web site at.www.sec.gov as follows:

t	Prospectus supplement dated December 23, 2008:
http://www.sec.gov/Archives/edgar/data/895421/000095010308003005/dp12094_424b2-seriesf.htm

t	Prospectus dated December 23, 2008:
http://www.sec.gov/Archives/edgar/data/895421/000095010308003004/dp12129_424b2-debt.htm

References to “Morgan Stanley,” “we,” “our” and “us” refer to Morgan Stanley. In this document, the “Securities” refers to the Contingent Real Return Performance Securities that are offered hereby. Also, references to the “accompanying prospectus” and “prospectus supplement” mean the Morgan Stanley prospectus supplement dated December 23, 2008 and the Morgan Stanley prospectus dated December 23, 2008, respectively.

You should rely only on the information incorporated by reference or provided in this free writing prospectus or the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this free writing prospectus or the accompanying prospectus supplement and prospectus is accurate as of any date other than the date on the front of the document.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

t You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the S&P 500 or the S&P 500 constituent stocks.

t You believe the S&P 500 will appreciate over the term of the Securities.

t You fully understand that the potential exposure to the CPI is contingent upon the S&P 500 not closing below the trigger level on the final valuation date. If the S&P 500 closes below the trigger level on the final valuation date, you will be fully exposed to the negative return of the S&P 500 and you will not receive any benefit of the CPI return, even if inflation, as measured by the CPI, was substantial during the term of the Securities.

t You would be willing to invest in the Securities if the trigger level was set equal to the top of the range indicated on the cover hereof (the actual trigger level will be set on the trade date).

t You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the S&P 500.

t You do not seek current income from your investment and are willing to forgo dividends paid on any S&P 500 constituent stocks.

t You are willing to hold the Securities to maturity, a term of 5 years, and accept that there may be little or no secondary market for the Securities.

t You are willing to assume the credit risk of Morgan Stanley for all payments under the Securities, and understand that if Morgan Stanley defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

t You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t You require an investment designed to provide a full return of principal at maturity.

t You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as the S&P 500 or the S&P 500 constituent stocks.

t You seek an investment with returns that are adjusted for inflation in all circumstances and not an investment, such as the Securities, where the inflation based return, as measured by the CPI return, is contingent upon the S&P 500 not closing below the trigger level on the final valuation date and the CPI return being greater than the S&P 500 return and positive.

t You believe that the level of the S&P 500 will decline during the term of the Securities and is likely to close below the trigger level on the final valuation date.

t You would not be willing to invest in the Securities if the trigger level was set equal to the top of the range indicated on the cover hereof (the actual trigger level will be set on the trade date).

t You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the S&P 500.

t You seek current income from this investment or prefer to receive the dividends paid on the S&P 500 constituent stocks.

t You are unable or unwilling to hold the Securities to maturity, a term of 5 years, or you seek an investment for which there will be an active secondary market.

t You are not willing to assume the credit risk of Morgan Stanley for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 5 of this free writing prospectus and “Risk Factors” beginning on page 5 of the accompanying prospectus for risks related to an investment in the Securities.

Indicative Terms	Investment Timeline
Issuer	Morgan Stanley

The initial S&P 500 level is determined.

The trigger level is set.

The final S&P 500 level and final CPI level are determined on the final valuation date, and the S&P 500 return and CPI return are calculated.

If the final S&P 500 level is greater than or equal to the trigger level, Morgan Stanley will pay you a cash amount at maturity equal to:

$10.00 + ($10.00 × the greater of (a) the S&P 500 Return, (b) the CPI Return and (c) zero)

If the final S&P 500 level is less than the trigger level, Morgan Stanley will pay you an amount at maturity that is less than your principal amount, if anything, equal to:
$10.00 + ($10.00 × S&P 500 Return)
In this scenario, you will lose some or all of your initial investment in an amount proportionate to the negative S&P 500 return and Morgan Stanley will not pay you a CPI return.

Principal Amount	$10.00 per Security (subject to a minimum investment of 100 Securities)
Term
5 years.  In the event that we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Securities remains the same.

S&P 500	S&P 500 Index
CPI	The non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers
Payment at Maturity (per Security)
If the final S&P 500 level is greater than or equal to the trigger level, Morgan Stanley will pay you a cash amount at maturity equal to:

$10.00 + ($10.00 × the greater of (a) the S&P 500 Return, (b) the CPI Return and (c) zero)

If the final S&P 500 level is less than the trigger level, Morgan Stanley will pay you an amount at maturity that is less than your principal amount, if anything, resulting in a loss that is proportionate to the negative S&P 500 return (which will be at least a 40% to 48% loss on your initial investment depending on the trigger level), equal to:

$10.00 + ($10.00 × S&P 500 Return)

In this case, you will not benefit from any exposure to the CPI return.

S&P 500 Return	Final S&P 500 Level – Initial S&P 500 Level Initial S&P 500 Level
Initial S&P 500 Level	The closing level of the S&P 500 on the trade date.
Final S&P 500 Level	The closing level of the S&P 500 on the final valuation date.
CPI Return	Final CPI Level – Initial CPI Level Initial CPI Level
Initial CPI Level
219.179, which is the level of the CPI reported by the Bureau of Labor Statistics of the U.S. Department of Labor (“BLS”) and published on Bloomberg page CPURNSA for the month that is three months prior to the calendar month of the trade date, without regard to any subsequent corrections or revisions to that published level.

Final CPI Level
The level of the CPI reported by the BLS and published on Bloomberg page CPURNSA for the month that is three months prior to the calendar month of the final valuation date, without regard to any subsequent corrections or revisions to that published level.

Trigger Level	52% to 60% of the initial S&P 500 level (the actual trigger level will be set on the trade date).

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF MORGAN STANLEY.  IF MORGAN STANLEY WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus. You should also consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

t
Risk of loss at maturity – The Securities differ from ordinary debt securities in that the issuer will not make periodic interest payments and the Securities do not guarantee the repayment of any principal amount at maturity.  We will pay you at least the principal amount of your Securities in cash only if the final S&P 500 level is greater than or equal to the trigger level and will only make such payment at maturity.  If the final S&P 500 level is less than the trigger level, we will pay you less than your full principal amount, and you will lose at least 40% to 48% (depending on the trigger level), and up to 100%, of your initial investment in an amount proportionate to the decline in the level of the S&P 500 from the trade date to the final valuation date and we will not pay you the CPI return.

t
Exposure to CPI return not available if final S&P 500 level is less than the trigger level — You will only receive the CPI return in the event that the final S&P 500 level is greater than or equal to the trigger level and the CPI return is greater than the S&P 500 and is positive. Therefore, an investment in these Securities does not mitigate the effect of inflation under all circumstances. If the closing level of the S&P 500 is less than the trigger level on the final valuation date, you will be fully exposed to the negative return of the S&P 500 and you will not receive any benefit of the CPI return, even if inflation, as measured by the CPI, was substantial during the term of the Securities. Moreover, in no event will the CPI return be added to the S&P 500 return and, as a result, the S&P 500 return will not be increased to reflect the impact of any inflation during the term of the Securities as measured by the CPI.

t	No interest payments — We will not pay any interest with respect to the Securities.

t
You may incur a loss on your investment if you sell your Securities prior to maturity —  At maturity, Morgan Stanley will either repay the full principal amount of the Securities or you will be exposed to any negative S&P 500 Return depending on whether or not the closing level of the S&P 500 on the final valuation date is above or below the trigger level, as described herein. However, if you sell your Securities prior to maturity, the benefit of the trigger level will not be available and you may suffer a loss even if the level of the S&P 500 is at or above the trigger level at the time of sale, and this potential for a loss will be especially likely if the level of the S&P 500 is below or near the trigger level at the time of the sale. Accordingly, you should be willing to hold your Securities to maturity.

t
Investors are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Securities — Investors are dependent on our ability to pay all amounts due on the Securities at maturity, and, therefore, investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Securities prior to maturity will be affected by changes in the market's view of our creditworthiness.  Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

t
Equity market risk — The return on the Securities, which may be positive or negative, is directly linked to the performance of the S&P 500 and indirectly linked to the value of the stocks comprising the S&P 500 (“S&P 500 constituent stocks”).  The level of the S&P 500 can rise or fall sharply due to factors specific to the S&P 500 or the S&P 500 constituent stocks, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility, interest rates and economic and political conditions.

t
Consumer prices may change unpredictably, affecting the level of the CPI and the market value of the Securities in unforeseeable ways — The historical levels of the CPI are not an indication of the future levels of the CPI during the term of the Securities. In the past, the CPI has experienced periods of volatility and such volatility may occur in the future. Fluctuations and trends in the CPI that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future.  The payment at maturity may be affected by changes in the CPI. Such changes may be significant. Changes in the CPI are a function of the changes in specified consumer prices over time, which result from the interaction of many factors over which we have no control.

t
If the return on your Securities is equal to the CPI return, your return on the Securities may not reflect the actual levels of inflation affecting holders of the Securities — The CPI is just one measure of inflation and may not reflect the actual levels of inflation affecting holders of the Securities.  Accordingly, an investment in the Securities may not fully offset any inflation actually experienced by investors in the Securities.

t
The CPI may be discontinued or the manner in which the CPI is calculated may change in the future — There can be no assurance that the BLS will not change the method by which it calculates the CPI. In addition, changes in the way the CPI is calculated could reduce the level of the CPI. Accordingly, payment at maturity, and therefore the value of the Securities, may be significantly reduced. If the CPI is substantially altered, a substitute index may be employed to calculate the final CPI level, as described above, and that substitution may adversely affect the value of the Securities.

t
Morgan Stanley cannot control actions by the sponsor of the S&P 500 and the sponsor of the S&P 500 has no obligation to consider your interests — Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc. (“S&P”) may add, delete or substitute the stocks constituting the S&P 500 or make other methodological changes that could change the value of the S&P 500. S&P may discontinue or suspend calculation or publication of the S&P 500 at any time.  In these circumstances, the Calculation Agent will have the sole discretion to substitute a successor index that is comparable to the discontinued S&P 500 and is permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates.

t
Owning the Securities is not the same as owning the S&P 500 constituent stocks — Investing in the Securities is not equivalent to investing in the S&P 500 or its component stocks.  Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the S&P 500.

t
No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the level of the S&P 500 or the CPI will rise or fall.  There can be no assurance that the level of the S&P 500 or the CPI will increase over the term of the Securities. The level of the S&P 500 will be influenced by complex and interrelated political, economic, financial and other factors that affect the S&P 500 constituent stocks.  You should be willing to accept the risks associated with the relevant markets tracked by the S&P 500 in general and the S&P 500 constituent stocks in particular, and the risk of losing some or all of your initial investment.  The level of the CPI will be influenced by complex and interrelated political, economic, financial and other factors that can affect the urban market for consumer goods and services upon which the CPI is based.  You should be willing to accept the risk that periods of little or no inflation or deflation may adversely affect your payment at maturity and the market value of the Securities.  In addition, you should also be willing to accept the risk that even in periods of high or moderate inflation you could lose some or all of your investment if the final S&P 500 level is below the trigger level, because in such case, you will be fully exposed to such negative S&P 500 return and will not benefit from any CPI return.

t
There may be little or no secondary market for the Securities — The Securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Securities.  Morgan Stanley & Co. Incorporated (“MS & Co.”) may, but is not obligated to, make a market in the Securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were not to make a market in the Securities, it is likely that there would be no secondary market for the Securities.  Accordingly, you should be willing to hold your Securities to maturity.

t
Price of Securities prior to maturity — Some of the factors that could affect the price of the Securities prior to maturity include, but are not limited to: (i) changes or volatility in the S&P 500, (ii) changes or volatility in U.S. inflation rates, (iii) dividends paid on S&P 500 constituent stocks, (iv) interest and yield rates in the market, (v) geopolitical conditions and economic, financial, political and regulatory or judicial events, (vi) any actual or anticipated changes in our credit ratings or credit spreads, and (vii) time remaining to maturity.

t
Impact of fees on the secondary market price of the Securities — Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the Securities and the cost of hedging our obligations under the Securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

t
Potential conflict of interest — The Calculation Agent will determine the initial S&P 500 level, the initial CPI level, the final S&P 500 level and the final CPI level and will calculate the amount of cash you receive at maturity, if any.  Determinations made by the Calculation Agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a substitute index, successor index or calculation of the final S&P 500 level in the event of a discontinuance of the S&P 500, may adversely affect the payout to you at maturity.

t
Potentially inconsistent research, opinions or recommendations by Morgan Stanley or UBS Financial Services Inc. — The issuer or one or more of its affiliates, or UBS Financial Services Inc. or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally or with respect to the S&P 500 or the CPI specifically. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any of these activities may affect the market value of the Securities.

t
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Securities — One or more of our subsidiaries expect to carry out hedging activities related to the Securities (and possibly to other instruments linked to the S&P 500 or its component stocks), including trading in the stocks that constitute the S&P 500 as well as in other instruments related to the S&P 500.  Some of our subsidiaries also trade the stocks that constitute the S&P 500 and other financial instruments related to the S&P 500 on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the trade date could potentially affect the initial S&P 500 level and, therefore, could increase the value at which the S&P 500 must close on the final valuation date before an investor receives a payment at maturity that exceeds the principal amount of the Securities.  Additionally, such hedging or trading activities during the term of the Securities, including on the final valuation date, could adversely affect the value of the S&P 500 on the final valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

t
Uncertain tax treatment — Please note that the discussions in this free writing prospectus concerning the U.S. federal income tax consequences of an investment in the Securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “What Are the Tax Consequences of the Securities” in this free writing prospectus, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and character of income on the Securities might differ significantly.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Securities as ordinary income.  Because the Securities provide for the return of your initial investment except when the final S&P 500 level is less than the trigger level, the risk that a Security will be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with other equity-linked Securities that do not provide for the return of principal.  We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this free writing prospectus.  Please read carefully the discussion under “What Are the Tax Consequences of the Securities” in this free writing prospectus concerning the U.S. federal income tax consequences of an investment in the Securities.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “What Are the Tax Consequences of the Securities” in this free writing prospectus and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Hypothetical Payments on the Securities at Maturity

The following table and examples illustrate the payment at maturity on the Securities for a range of hypothetical final S&P 500 levels and final CPI levels. The hypothetical examples are based on the following hypothetical values to illustrate how the Securities work and do not reflect the actual initial S&P 500 level, the actual initial CPI level or the actual trigger level.  The actual terms of the Securities will be determined on the trade date.

t	Principal amount (per Security): $10.00

t	Initial S&P 500 level: 1,300

t	Initial CPI level: 220

t	Trigger level: 56% of the initial S&P 500 level, or 728

CPI Return	0% (or negative)		5%		10%		15%		20%		25%
S&P 500 Return	Payment at Maturity	Return on the Securities	Payment at Maturity	Return on the Securities	Payment at Maturity	Return on the Securities	Payment at Maturity	Return on the Securities	Payment at Maturity	Return on the Securities	Payment at Maturity	Return on the Securities
100%	$20.00	100%	$20.00	100%	$20.00	100%	$20.00	100%	$20.00	100%	$20.00	100%
90%	$19.00	90%	$19.00	90%	$19.00	90%	$19.00	90%	$19.00	90%	$19.00	90%
80%	$18.00	80%	$18.00	80%	$18.00	80%	$18.00	80%	$18.00	80%	$18.00	80%
70%	$17.00	70%	$17.00	70%	$17.00	70%	$17.00	70%	$17.00	70%	$17.00	70%
60%	$16.00	60%	$16.00	60%	$16.00	60%	$16.00	60%	$16.00	60%	$16.00	60%
50%	$15.00	50%	$15.00	50%	$15.00	50%	$15.00	50%	$15.00	50%	$15.00	50%
40%	$14.00	40%	$14.00	40%	$14.00	40%	$14.00	40%	$14.00	40%	$14.00	40%
30%	$13.00	30%	$13.00	30%	$13.00	30%	$13.00	30%	$13.00	30%	$13.00	30%
25%	$12.50	25%	$12.50	25%	$12.50	25%	$12.50	25%	$12.50	25%	$12.50	25%
20%	$12.00	20%	$12.00	20%	$12.00	20%	$12.00	20%	$12.00	20%	$12.50	25%
15%	$11.50	15%	$11.50	15%	$11.50	15%	$11.50	15%	$12.00	20%	$12.50	25%
10%	$11.00	10%	$11.00	10%	$11.00	10%	$11.50	15%	$12.00	20%	$12.50	25%
5%	$10.50	5%	$10.50	5%	$11.00	10%	$11.50	15%	$12.00	20%	$12.50	25%
0%	$10.00	0%	$10.50	5%	$11.00	10%	$11.50	15%	$12.00	20%	$12.50	25%
-5%	$10.00	0%	$10.50	5%	$11.00	10%	$11.50	15%	$12.00	20%	$12.50	25%
-10%	$10.00	0%	$10.50	5%	$11.00	10%	$11.50	15%	$12.00	20%	$12.50	25%
-15%	$10.00	0%	$10.50	5%	$11.00	10%	$11.50	15%	$12.00	20%	$12.50	25%
-20%	$10.00	0%	$10.50	5%	$11.00	10%	$11.50	15%	$12.00	20%	$12.50	25%
-25%	$10.00	0%	$10.50	5%	$11.00	10%	$11.50	15%	$12.00	20%	$12.50	25%
-30%	$10.00	0%	$10.50	5%	$11.00	10%	$11.50	15%	$12.00	20%	$12.50	25%
-40%	$10.00	0%	$10.50	5%	$11.00	10%	$11.50	15%	$12.00	20%	$12.50	25%
-44%	$10.00	0%	$10.50	5%	$11.00	10%	$11.50	15%	$12.00	20%	$12.50	25%
-45%	$5.50	-45%	$5.50	-45%	$5.50	-45%	$5.50	-45%	$5.50	-45%	$5.50	-45%
-50%	$5.00	-50%	$5.00	-50%	$5.00	-50%	$5.00	-50%	$5.00	-50%	$5.00	-50%
-60%	$4.00	-60%	$4.00	-60%	$4.00	-60%	$4.00	-60%	$4.00	-60%	$4.00	-60%
-70%	$3.00	-70%	$3.00	-70%	$3.00	-70%	$3.00	-70%	$3.00	-70%	$3.00	-70%
-80%	$2.00	-80%	$2.00	-80%	$2.00	-80%	$2.00	-80%	$2.00	-80%	$2.00	-80%
-90%	$1.00	-90%	$1.00	-90%	$1.00	-90%	$1.00	-90%	$1.00	-90%	$1.00	-90%
-100%	$0.00	-100%	$0.00	-100%	$0.00	-100%	$0.00	-100%	$0.00	-100%	$0.00	-100%

Example 1	Example 2	Example 3	Example 4
t Final S&P 500 level: 650 (S&P 500 return: -50%)	t Final S&P 500 level: 1,625 (S&P 500 return: 25%)	t Final S&P 500 level: 1,495 (S&P 500 return: 15%)	t Final S&P 500 level: 728 (S&P 500 return: -44%)
t Final CPI level: 264 (CPI return: 20%)	t Final CPI level: 253 (CPI return: 15%)	t Final CPI level: 275 (CPI return: 25%)	t Final CPI level: 209 (CPI return: -5%)
t Payment at maturity: $5.00	t Payment at maturity: $12.50	t Payment at maturity: $12.50	t Payment at maturity: $10.00

In Example 1, the final S&P 500 level is less than the trigger level.  As a result, we pay $10.00 + ($10.00 × S&P 500 return), or $5.00, at maturity, which is less than the initial investment, resulting in a loss that is proportionate to the negative S&P 500 return (a 50% loss on the Securities). In this case you will have no exposure to the CPI return even if it is positive and greater than the S&P 500 return.  If the final S&P 500 level is less than the trigger level, you will lose a substantial portion, or potentially all, of your principal amount and no CPI return will be paid.

In Example 2, both index returns are positive, and the S&P 500 return is higher than the CPI return.  As a result, we pay your principal amount plus a return equal to the S&P 500 return, equal to $10.00 + ($10.00 × S&P 500 return), or $12.50, at maturity.

In Example 3, both index returns are positive, and the CPI return is higher than the S&P 500 return.  As a result, we pay your principal amount plus a return equal to the CPI return, equal to $10.00 + ($10.00 × CPI return), or $12.50, at maturity.

In Example 4, the S&P 500 return and the CPI return are both negative, but the final S&P 500 level is greater than or equal to the trigger level.  As a result, we pay $10.00 + ($10.00 × 0), or the principal amount of $10.00, at maturity.

What Are the Tax Consequences of the Securities?

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this free writing prospectus and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

t	purchase the Securities at their “issue price”; and

t	will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

t	certain financial institutions;

t	insurance companies;

t	certain dealers and traders in securities, commodities or foreign currencies;

t	investors holding the Securities as part of a “straddle,” conversion transaction, integrated transaction or constructive sale transaction;

t	U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;

t	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

t	regulated investment companies;

t	real estate investment trusts;

t	tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively; or

t	persons subject to the alternative minimum tax.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances.  As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

In addition, we will not attempt to ascertain whether any issuers of any shares to which a Security relates (such shares hereafter referred to as “Underlying Shares”) are treated as “passive foreign investment companies” (“PFICs”) within the meaning of Section 1297 of the Code or as “U.S. real property holding corporations” (“USRPHCs”) within the meaning of Section 897 of the Code.  If any of the issuers of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder in the case of a PFIC and to a Non-U.S. Holder in the case of a USRPHC, upon the sale, exchange or settlement of a Security.  You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC or USRPHC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this free writing prospectus may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Under current law, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each Security as an open transaction.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	a citizen or resident of the United States;

t	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

t	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the characterization of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale or exchange of the Securities, or upon settlement of the Securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Security under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations apply to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss, to the extent of the U.S. Holder’s prior accruals of OID, and as capital loss thereafter.  Because the Securities provide for the return of your initial investment except when the final S&P 500 level is less than the trigger level, the risk that a Security will be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with other equity-linked securities that do not provide for the return of principal.

Even if the Contingent Debt Regulations do not apply to the Securities, other alternative federal income tax characterizations of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	an individual who is classified as a nonresident alien;

t	a foreign corporation; or

t	a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

t
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

t	certain former citizens or residents of the United States; or

t	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected and subject to the discussion above regarding the possible application of Section 897 of the Code, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

t	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

t	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

t	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

t	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Securities on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with certification necessary to establish an exemption from backup withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  If you are a Non-U.S. Holder, you should consult your tax adviser regarding the U.S. federal withholding and income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities ― Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

S&P 500® Index

The S&P 500® was developed by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., and is calculated, maintained and published by Standard & Poor’s Financial Services, an affiliate of The McGraw-Hill Companies, Inc., which we refer to as S&P.

The S&P 500 is intended to provide a performance benchmark for the U.S. equity markets.  The calculation of the value of the S&P 500 (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “S&P 500 Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  The “Market Value” of any S&P 500 Component Stock is the product of the market price per share and the number of the then outstanding shares of such S&P 500 Component Stock.  The 500 companies are not the 500 largest companies listed on The New York Stock Exchange and not all 500 companies are listed on such exchange.  S&P chooses companies for inclusion in the S&P 500 with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 to achieve the objectives stated above.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500 and S&P’s other U.S. indices moved to a float adjustment methodology in 2005 so that the indices reflect only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares.  Float adjustment excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The S&P 500 is calculated using a base-weighted aggregate methodology: the level of the S&P 500 reflects the total Market Value of all 500 S&P 500 Component Stocks relative to the S&P 500’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the S&P 500 Component Stocks during the Base Period has been set equal to an indexed value of 10.  This is often indicated by the notation 1941-43=10.  In practice, the daily calculation of the S&P 500 is computed by dividing the total Market Value of the S&P 500 Component Stocks by a number called the “S&P 500 Index Divisor.”  By itself, the S&P 500 Index Divisor is an arbitrary number.  However, in the context of the calculation of the S&P 500, it is the only link to the original base period value of the S&P 500.  The S&P 500 Index Divisor keeps the S&P 500 comparable over time and is the manipulation point for all adjustments to the S&P 500 (“S&P 500 Index Maintenance”).

S&P 500 Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the value of the S&P 500 from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 require a S&P 500 Index Divisor adjustment.  By adjusting the S&P 500 Index Divisor for the change in total Market Value, the value of the S&P 500 remains constant.  This helps maintain the value of the S&P 500 as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 does not reflect the corporate actions of individual companies in the S&P 500.  All S&P 500 Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 and do not require S&P 500 Index Divisor adjustments.

The table below summarizes the types of S&P 500 maintenance adjustments and indicates whether or not a S&P 500 Index Divisor adjustment is required:

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (e.g., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No
Share issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes
Share repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes
Special cash dividends	Share Price minus Special Dividend	Yes
Company Change	Add new company Market Value minus old company Market Value	Yes
Rights Offering	Price of parent company minus: Price of Rights Right Ratio	Yes
Spin-Off	Price of parent company minus: Price of Spinoff Co. Share Exchange Ratio	Yes

Stock splits and stock dividends do not affect the S&P 500 Index Divisor of the S&P 500, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P 500 Component Stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the S&P 500 Index Divisor has the effect of altering the Market Value of the S&P 500 Component Stock and consequently of altering the aggregate Market Value of the S&P 500 Component Stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the S&P 500 (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected S&P 500 Component Stock, a new S&P 500 Index Divisor (“New S&P 500 Divisor”) is derived as follows:

Post-Event Aggregate Market Value New S&P 500 Divisor	= Pre-Event Index Value

New S&P 500 Divisor =	Post-Event Aggregate Market Value Pre-Event Index Value

A large part of the S&P 500 maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 companies.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 are updated as required by any changes in the number of shares outstanding.  After the totals are updated, the S&P 500 Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500.  In addition, any changes over 5% in the current common shares outstanding for the S&P 500 companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the S&P 500 Index Divisor.

License Agreement between S&P and Morgan Stanley.  S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500, which is owned and published by S&P, in connection with securities, including the Securities.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this free writing prospectus:

The Securities are not sponsored, endorsed, sold or promoted by S&P.  S&P makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P 500 to track general stock market performance.  S&P’s only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500, which is determined, composed and calculated by S&P without regard to us or the Securities.  S&P has no obligation to take our needs or the needs of the owners of the Securities into consideration in determining, composing or calculating the S&P 500.  S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN.  S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE.  S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of S&P and have been licensed for use by Morgan Stanley.

Historical Information

The following table sets forth the quarterly high and low closing levels for the S&P 500, based on daily closing levels, as reported by Bloomberg. The closing level of the S&P 500 on March 8, 2011 was 1,321.82. Past performance of the S&P 500 is not indicative of the future performance of the S&P 500.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	1,307.25	1,248.29	1,294.83
4/3/2006	6/30/2006	1,325.76	1,223.69	1,270.20
7/3/2006	9/29/2006	1,339.15	1,234.49	1,335.85
10/2/2006	12/29/2006	1,427.09	1,331.32	1,418.30
1/3/2007	3/30/2007	1,459.68	1,374.12	1,420.86
4/2/2007	6/29/2007	1,539.18	1,424.55	1,503.35
7/2/2007	9/28/2007	1,553.08	1,406.70	1,526.75
10/1/2007	12/31/2007	1,565.15	1,407.22	1,468.36
1/2/2008	3/31/2008	1,447.16	1,273.37	1,322.70
4/1/2008	6/30/2008	1,426.63	1,278.38	1,280.00
7/1/2008	9/30/2008	1,305.32	1,106.39	1,166.36
10/1/2008	12/31/2008	1,161.06	752.44	903.25
1/2/2009	3/31/2009	934.70	676.53	797.87
4/1/2009	6/30/2009	946.21	811.08	919.32
7/1/2009	9/30/2009	1,071.66	879.13	1,057.08
10/1/2009	12/31/2009	1,127.78	1,025.21	1,115.10
1/4/2010	3/31/2010	1,174.17	1,056.74	1,169.43
4/1/2010	6/30/2010	1,217.28	1,030.71	1,030.71
7/1/2010	9/30/2010	1,148.67	1,022.58	1,141.20
10/1/2010	12/31/2010	1,259.78	1,137.03	1,257.64
1/3/2011*	3/8/2011*	1,343.01	1,269.75	1,321.82

*
As of the date of this free writing prospectus, available information for the first calendar quarter of 2011 includes data for the period from January 3, 2011 through March 8, 2011.  Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2011.

The graph below illustrates the performance of the S&P 500 from January 3, 2006 through March 8, 2011, based on information from Bloomberg. Past performance of the S&P 500 is not indicative of the future performance of the S&P 500.

Consumer Price Index

The CPI for purposes of the Securities is the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers, reported monthly by the BLS and published on Bloomberg screen CPURNSA or any successor service.  The CPI for a particular month is published during the following month.

The CPI is a measure of the average change in consumer prices over time for a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, charges for doctors’ and dentists’ services and drugs. In calculating the index, price changes for the various items are averaged together with weights that represent their importance in the spending of urban households in the United States. The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically by the BLS to take into account changes in consumer expenditure patterns. The CPI is expressed in relative terms in relation to a time base reference period for which the level is set at 100.0. The base reference period for these Securities is the 1982-1984 average.

We have derived all information contained in this free writing prospectus regarding the CPI, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by, the BLS. The CPI is determined, comprised and calculated by BLS without regard to the Securities. The BLS is not involved in the offering of the Securities in any way and has no obligation to consider your interests as a holder of the Securities. The BLS has no obligation to continue to publish the CPI, and may discontinue publication of the CPI at any time. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

Historical Information

Provided below are historical levels of the CPI as reported by the BLS for the period from January 2006 to January 2011.  The initial CPI level is the CPI level for December 2010, which was 219.179.  We obtained the historical information included below from Bloomberg Financial Markets, and we believe such information to be accurate.

The historical levels of the CPI should not be taken as an indication of future levels of the CPI.  The CPI may not increase or decrease over the term of the Securities in accordance with any of the trends depicted by the historical information in the table below, and the size and frequency of any fluctuations in the CPI level over the term of the Securities, which we refer to as the volatility of the CPI, may be significantly different than the volatility of the CPI indicated in the table.

	2006	2007	2008	2009	2010	2011
January	198.300	202.416	211.080	211.143	216.687	220.223
February	198.700	203.499	211.693	212.193	216.741
March	199.800	205.352	213.528	212.709	217.631
April	201.500	206.686	214.823	213.240	218.009
May	202.500	207.949	216.632	213.856	218.178
June	202.900	208.352	218.815	215.693	217.965
July	203.500	208.299	219.964	215.351	218.011
August	203.900	207.917	219.086	215.834	218.312
September	202.900	208.490	218.783	215.969	218.439
October	201.800	208.936	216.573	216.177	218.711
November	201.500	210.177	212.425	216.330	218.803
December	201.800	210.036	210.228	215.949	219.179

Additional Terms of the Securities

Some Definitions

We have defined some of the terms that we use frequently in this free writing prospectus below:

t
“closing level” means, on any index business day for the S&P 500, the closing value of the S&P 500, or any successor index (as defined under “—Discontinuance of the S&P 500; Alteration of Method of Calculation” below) published at the regular weekday close of trading on that index business day by the index publisher.  In certain circumstances, the closing level will be based on the alternate calculation of the S&P 500 as described under “—Discontinuance of the S&P 500; Alteration of Method of Calculation.”

t
“index business day” means a day, for the S&P 500, as determined by the Calculation Agent, on which trading is generally conducted on each of the relevant exchange(s) for the S&P 500, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

t	“market disruption event” means, with respect to the S&P 500, the occurrence or existence of any of the following events, as determined by the Calculation Agent in its sole discretion:

(i)   (a)  a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the S&P 500 (or the successor index) on the relevant exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange; or

(b)  a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the value of the S&P 500 (or the successor index) during the last one-half hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

(c)  the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the S&P 500 (or the successor index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; and

(ii)      a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the S&P 500 is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the S&P 500 shall be based on a comparison of (x) the portion of the value of the S&P 500 attributable to that security relative to (y) the overall value of the S&P 500, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event has occurred:  (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the S&P 500 by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds, or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the S&P 500 and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the S&P 500 are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

t
“relevant exchange” means, with respect to the S&P 500, the primary exchange(s) or market(s) of trading for (i) any security then included in the S&P 500, or any successor index, and (ii) any futures or options contracts related to the S&P 500 or to any security then included in the S&P 500.

Postponement of Final Valuation Date and Maturity Date

In the calculation of the payment at maturity, the Calculation Agent will take into account market disruption events and non-index business days as follows: If the scheduled final valuation date is not an index business day or if a market disruption event with respect to the S&P 500 occurs on such date, the closing level for such date will be determined on the immediately succeeding index business day on which no market disruption event shall have occurred; provided that the closing level with respect to the final valuation date will not be determined on a date later than the fifth scheduled index business day after the scheduled final valuation date, and if such date is not an index business day or if there is a market disruption event on such date, the Calculation Agent will determine the closing level of the S&P 500 on such date in accordance with the formula for calculating such index last in effect prior to the commencement of the market disruption event (or prior to the non-index business day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-index business day) on such date of each security most recently constituting the S&P 500.

If the final valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the final valuation date, as postponed.

Alternate Exchange Calculation in case of an Event of Default

In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities shall be determined by the Calculation Agent and shall be an amount in cash equal to the payment at maturity calculated as if the final valuation date were the date of acceleration.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to The Depository Trust Company, which we refer to as the Depositary, of the cash amount due with respect to the Securities as promptly as possible and in no event later than two business days after the date of acceleration.

Discontinuance of the S&P 500; Alteration of Method of Calculation

If S&P discontinues publication of the S&P 500 and S&P or another entity (including MS & Co.) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued S&P 500 (such index being referred to herein as a “successor index”), then any subsequent closing level of the S&P 500 will be determined by reference to the published value of such successor index at the regular weekday close of trading on any index business day that the closing level is to be determined.

Upon any selection by the Calculation Agent of a successor index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to the Depositary, as holder of such Securities, within three business days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the relevant Securities, in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants.

If S&P discontinues publication of the S&P 500 prior to, and such discontinuance is continuing on, the final valuation date or the date of acceleration and the Calculation Agent determines, in its sole discretion, that no successor index is available at such time, then the Calculation Agent will determine the closing level of the S&P 500 for each such date.  The closing level of the S&P 500 will be computed by the Calculation Agent in accordance with the formula for and method of calculating the S&P 500 last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such final valuation date or date of acceleration of each security most recently constituting the S&P 500 without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500 may adversely affect the value of the Securities.

If at any time the method of calculating the S&P 500 or successor index, or the value thereof, is changed in a material respect, or if the S&P 500 or successor index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the S&P 500 or successor index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the closing level with reference to the S&P 500 or successor index, as adjusted.  Accordingly, if the method of calculating the S&P 500 or successor index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the S&P 500 or successor index as if it had not been modified (e.g., as if such split had not occurred).

Discontinuance of the CPI; Alteration of Method of Calculation

If by 3:00 PM on the final valuation date the CPI is not published on Bloomberg screen CPURNSA for any relevant month, but has otherwise been published by the BLS, the Calculation Agent will determine the CPI as reported by the BLS for such month using such other source as on its face, appears to accurately set forth the CPI as reported by the BLS.

The CPI is expressed in relative terms in relation to a time base reference period for which the level is set at 100.0.  The base reference period for the Securities is the 1982-1984 average. If the CPI is rebased to a different year or period and the 1982-1984 CPI is no longer used, the base reference period for the Securities will continue to be the 1982-1984 reference period as long as the 1982-1984 CPI continues to be published.

If, while the Securities are outstanding, the CPI is discontinued or substantially altered, as determined by the Calculation Agent in its sole discretion, the Calculation Agent will determine the CPI level by reference to the applicable substitute index that is chosen by the Secretary of the Treasury for the Department of The Treasury’s Inflation-Linked Treasuries as described at 62 Federal Register 846-874 (January 6, 1997) or, if no such securities are outstanding, the substitute index will be determined by the Calculation Agent in accordance with general market practice at the time; provided that the procedure for determining the resulting CPI level is administratively acceptable to the Calculation Agent.

Trustee

The “Trustee” for each offering of notes issued under our Senior Debt Indenture, including the Securities, will be The Bank of New York Mellon, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)).

Agent

The “agent” is MS & Co.

Calculation Agent and Calculations

The “Calculation Agent” for the Securities will be Morgan Stanley Capital Services, Inc. (“MSCS”).  As Calculation Agent, MSCS will determine the initial S&P 500 level, initial CPI level, final S&P 500 level, final CPI level, whether a market disruption event has occurred and the payment that you will receive at maturity.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the payment at maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities, if any, will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make.  See “—Discontinuance of the S&P 500; Alteration of Method of Calculation” and “—Discontinuance of the CPI; Alteration of Method of Calculation” and the definition of market disruption event under “—Some Definitions”. MSCS is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Form of Securities

The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depositary and will be registered in the name of a nominee of the Depositary.  The Depositary’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the Depositary.  In this free writing prospectus, all references to payments or notices to you will mean payments or notices to the Depositary, as the registered holder of the Securities, for distribution to participants in accordance with the Depositary’s procedures.  For more information regarding the Depositary and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries.  The original issue price of the Securities includes the agent’s commissions (as shown on the cover page of this free writing prospectus) paid with respect to the Securities and the cost of hedging our obligations thereunder.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Securities by taking positions in the stocks constituting the S&P 500; in futures or options contracts on the S&P 500 or its component stocks listed on major securities markets; or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase or sale activity could affect the value of the S&P 500, and therefore adversely affect the value at which such S&P 500 must close on any final valuation date or review date before you would receive at maturity a payment that exceeds the principal amount of the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the final valuation date, by purchasing and selling the stocks constituting the S&P 500; in futures or options contracts on the S&P 500 or its component stocks listed on major securities markets; or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  Such hedging or trading activities during the observation period could adversely affect the value of the S&P 500, and accordingly, could increase the likelihood of the final S&P 500 level being less than the trigger level.  We cannot give any assurance that our hedging activities will not affect the value of the S&P 500 and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition,

ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction, and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Smith Barney LLC or their respective affiliates or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. will act as the agent for this offering.  We will agree to sell to MS & Co., and MS & Co. will agree to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.  UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission that will not exceed 3.5% for each Security it sells.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account.  The agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the securities underlying the S&P 500 in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities.  See “—Use of Proceeds and Hedging” above.